Exhibit 5.1
[Kilpatrick Stockton LLP Letterhead]
December 7, 2005
Reynolds American Inc.
R.J. Reynolds Tobacco Holdings, Inc.
401 North Main Street
Winston-Salem, North Carolina 27102
     Re:      Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (“RJR”) and to Reynolds American Inc., a North Carolina corporation, RJR Acquisition Corp., a Delaware corporation, R.J. Reynolds Tobacco Company, a North Carolina corporation, R. J. Reynolds Tobacco Co., a Delaware corporation, RJR Packaging, LLC, a Delaware limited liability company, FHS, Inc., a Delaware corporation, and GMB, Inc., a North Carolina corporation (each, a “Guarantor” and, collectively, the “Guarantors”), in connection with the preparation and filing under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the “Registration Statement”) relating to the public offering by RJR of $300,000,000 aggregate principal amount of RJR’s 6.500% Secured Notes due 2010 and $200,000,000 aggregate principal amount of RJR’s 7.300% Secured Notes due 2015 (the “New Notes”). The New Notes will be issued pursuant to an indenture dated as of May 20, 2002, among RJR, as issuer, RJR Acquisition Corp. and R.J. Reynolds Tobacco Company, as guarantors, and The Bank of New York, as trustee, as amended by a first supplemental indenture dated as of June 30, 2003, pursuant to which R. J. Reynolds Tobacco Co., RJR Packaging, LLC, FHS, Inc. and GMB, Inc. became parties to such indenture as guarantors, and a second supplemental indenture dated as of July 30, 2004, pursuant to which Reynolds American Inc. became a party to such indenture as a guarantor (as amended, the “2002 Indenture”). The 2002 Indenture provides for the guarantee, to the extent set forth in the 2002 Indenture (the “Guarantees”), of the New Notes by each of the Guarantors. The New Notes are to be issued in exchange for a like principal amount of RJR’s currently outstanding $300,000,000 aggregate principal amount of 6.500% Secured Notes due 2010 and RJR’s currently outstanding $200,000,000 aggregate principal amount of 7.300% Secured Notes due 2015 (the “Outstanding Notes”), as contemplated by the Registration Rights Agreement, dated as of June 29, 2005 (the “Registration Rights Agreement”), by and among RJR, the Guarantors and Citigroup Global Markets Inc. and JPMorgan Securities Inc., as representative of the initial purchasers named therein.
     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by RJR and the Guarantors in connection with the authorization and issuance of the New Notes and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we

Reynolds American Inc.
R.J. Reynolds Tobacco Holdings, Inc.
December 7, 2005

have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than RJR and the Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.
     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the General Corporation Law of the State of Delaware (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law), the Delaware Limited Liability Company Act, the laws of the State of North Carolina and the laws of the State of New York. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
     In rendering our opinions below, we have assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the 2002 Indenture; (ii) the 2002 Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the 2002 Indenture, with all applicable laws and regulations; and (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the 2002 Indenture; and (v) the New Notes will be duly authenticated by the Trustee in the manner provided in the 2002 Indenture.
     Subject to the foregoing and other matters set forth herein, it is our opinion that as of the date hereof:
     1. The New Notes have been authorized by all necessary corporate action of RJR and, when executed by RJR and authenticated by the Trustee in accordance with the provisions of the 2002 Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, will be legal, valid and binding obligations of RJR, enforceable against RJR in accordance with their terms.
     2. The Guarantee of each Guarantor has been authorized by all necessary corporate action of such Guarantor and, when the New Notes are executed by RJR and authenticated by the Trustee in accordance with the provisions of the 2002 Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, will be

Reynolds American Inc.
R.J. Reynolds Tobacco Holdings, Inc.
December 7, 2005

the legal, valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.
     Our opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith fair dealing and reasonableness in the interpretation and enforcement of contracts and the discretion of the court before which any proceeding may be brought, and the application of such principles to limit the availability of equitable remedies such as specific performance.
     This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.
     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.
Very truly yours,
/s/ Kilpatrick Stockton LLP
KILPATRICK STOCKTON LLP